EXHIBIT 10.30

November 17, 2014

CONSULTING AND CO-DEVELOPMENT AGREEMENT

THIS AGREEMENT made as of the 17th day of November, 2014, (the “Effective Date”) AMONG:

Gogii Games Corp., a corporation incorporated under the laws of the Province of New Brunswick (Canada) and having its registered office at 713 Main Street, 3rd Floor, Moncton, NB, Canada E1C 1E3 (hereinafter “Gogii”)

-and-

Freeze Tag, Inc., a corporation incorporated under the laws of the State of Delaware (USA) and having its registered office at 18062 Irvine Blvd., Suite 103, Tustin, CA, USA 92780 (hereinafter “Freeze Tag”)

WHEREAS Gogii and Freeze Tag are both engaged in the business of developing and distributing computer software games for consumer end users;

AND WHEREAS Gogii has extensive experience in such game development and has developed a game engine and framework entitled the ‘Kingdoms Engine’ (the “Engine”) that can be utilized to accelerate the development of software games;

AND WHEREAS Freeze Tag desires to license Gogii’s Engine and also desires to engage the services of Gogii to co-develop and integrate a certain computer software game for certain platforms (the “Software”) using the Engine, and Gogii is willing to license its Engine and provide such services to Freeze Tag.

NOW THEREFORE in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. CO-DEVELOPMENT AND INTEGRATION

1.1

Freeze Tag hereby engages Gogii to (a) co-develop and/or integrate the Software using the Engine, and (b) create, where necessary, visual characteristics, screen images, “look and feel,” and any other necessary distinctive art and design features and characteristics required for the Software (collectively, the “Design and Art”) of the game or games set out in Schedule "A" attached hereto (collectively all of the foregoing is hereinafter the "Product"). To the extent necessary and commercially reasonable, Gogii shall make modifications to the Engine to allow the Product to function in substantial conformity with the Product Specifications, as hereinafter defined.

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1.2

The Product shall be co-developed and/or integrated by Gogii for use on a platform or platforms, as set out in Schedule “A” attached hereto. Gogii and Freeze Tag shall consult and co-operate with each other on a regular basis with respect to progress being made in the co-development and/or integration of the Product, with Freeze Tag having the final approval for the Product.

1.3

Freeze Tag shall provide Gogii with the necessary assets to allow for the co-development and/or integration of the Product, as set out in Schedule “C” attached hereto (the “Assets”), in accordance with the schedule outlined in Schedule “B”, also attached hereto. Each post-Asset Delivery Milestone, as hereinafter defined, must be approved or disapproved in accordance with Section 5 below.

2. OWNERSHIP

2.1

Freeze Tag shall be the exclusive owner of all right, title, and interest in and to the Product, expressly excepting and excluding the Engine or any modifications to the Engine or derivatives thereof, but including (without limiting the foregoing) the Software, Design and Art, Assets and all other intellectual property of any nature or kind and all rights associated therewith, including without limitation, all rights of copyright, patent, trade secret, trade-mark, service mark, trade dress, artistic and moral rights, mask rights, character rights, publicity rights, and any and all other proprietary rights of any kind whatsoever relating to the Product or derivative works of any of the foregoing (collectively, the “Product Rights”) together with any and all applications, registrations, renewal and extension rights, and rights to sue for any past, present, or future infringement. To the extent that Gogii has or obtains any right, title or interest in the Product Rights, it hereby transfers, sells, and assigns to Freeze Tag all of its worldwide right, title, and interest in and to the Product Rights and hereby expressly waives in favour of Freeze Tag (or any assignee, license or sub-licensee thereof) any and all moral or similar non-assignable rights relating to the Product Rights provided that nothing herein shall transfer any right, title or interest in and to the Engine or any modifications made using the Engine to the Product.

2.2

Gogii shall be the exclusive owner of all right, title, and interest in and to the Engine or any modifications to the Engine or any derivatives of the Engine (whether created by Gogii or Freeze Tag), including (without limiting the foregoing) all intellectual property of any nature or kind and all rights associated therewith, including without limitation, all rights of copyright, patent, trade secret, trade-mark, service mark, trade dress, artistic and moral rights, mask rights, character rights, publicity rights, and any and all other proprietary rights of any kind whatsoever relating to the Engine or derivative works of any of the foregoing (collectively, the “Engine Rights”) together with any and all applications, registrations, renewal and extension rights, and rights to sue for any past, present, or future infringement. To the extent that Freeze Tag has or obtains any right, title or interest in the Engine Rights, it hereby transfers, sells, and assigns to Gogii all of its worldwide right, title, and interest in and to the Engine Rights and hereby expressly waives in favour of Gogii (or any assignee, license or sub-licensee thereof) any and all moral or similar non-assignable rights relating to the Engine Rights.

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3. LICENSE

3.1

Gogii hereby grants to Freeze Tag and Freeze Tag hereby accepts a non-exclusive, worldwide and perpetual license to use the Engine solely to the extent the Engine is incorporated in or necessary to use the Product in conformity with the Product Specifications. As part of this license, Freeze Tag shall have such source code access and right to make modifications to the Engine (such modifications subject to Sub-section 2.2) solely as reasonably necessary to allow the Product to function in substantial conformity with the Product Specifications. Freeze Tag shall have no other rights to the Engine, except as herein provided.

3.2

Freeze Tag shall be allowed to sub-license the license granted by this Section 3 to end users of the Product solely and to the limited extent necessary to allow them to use the Product and such sub-license shall not allow such users to access or view the source code, disassemble, decompile or otherwise reverse engineer the Engine or to make any derivatives thereof or modifications thereto.

3.3

The license to Freeze Tag in this Section 3 shall be irrevocable, provided that Freeze Tag is not in default of any of its obligations (including payment obligations) under this Agreement and provided that this Agreement has not otherwise expired or been terminated.

4. PHASES OF CO-DEVELOPMENT AND INTEGRATION

4.1

The Product shall be co-developed and/or integrated in the phases and in substantial conformity with the schedule described in Schedule "B" attached hereto (each, a “Milestone”) and in accordance with any specifications set out in Schedule “A” attached hereto or other specifications as may be agreed to from time to time by the parties (the “Product Specifications”).

4.2

Should Freeze Tag request any modifications to the Milestones and/or the Product Specifications, Gogii shall provide Freeze Tag with a change order proposal for such requests, detailing the cost and schedule impact of such requested changes, if any. Freeze Tag shall review the change order proposal within five (5) days of submission and shall either approve or disapprove the change order in writing. If the change order proposal is approved, it shall be an amendment to this Agreement. If the change order proposal is disapproved, Gogii is under no obligation to make the requested changes. In case Freeze Tag fails to notify Gogii in writing as to whether the change order proposal was approved or disapproved within the five (5) days, the change order shall be considered automatically disapproved at that time.

4.3	The parties, by mutual written agreement, may make any other modifications to the Milestones and/or the Product Specifications.

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5. REVIEW AND ACCEPTANCE

5.1	Upon completion of each of the post-Asset Delivery Milestones, Gogii shall provide a notice to this effect to Freeze Tag (the “Completion Notice”).

5.2

After the receipt of each Completion Notice by Freeze Tag, Freeze Tag and Gogii shall consult and cooperate with each other to determine whether the work undertaken during such Milestone substantially conforms to the applicable Product Specifications and/or Milestone requirements. Each such Milestone must be approved by Freeze Tag within five (5) days of receipt of the applicable Completion Notice and if the Milestone is not approved, Freeze Tag shall notify Gogii in writing as to why the Milestone was not approved in accordance with this Section 5, by the issuance of a Defect Notice, as hereinafter defined. In case Freeze Tag fails to notify Gogii in writing as to whether the Milestone was approved or fails to issue a Defect Notice in writing within the five (5) days, the Milestone shall be considered automatically approved at that time and it shall be deemed that the work conforms to the applicable Product Specifications and/or Milestone requirements.

5.3

In the event Freeze Tag determines, acting reasonably, that the work covered by a Completion Notice does not substantially conform to the applicable Product Specifications and/or Milestone requirements, Freeze Tag shall provide written notice to Gogii containing a detailed description of the failure to conform (the “Defect Notice”). Within five (5) days after its receipt of the Defect Notice, Gogii shall make such commercially reasonable corrections or modifications as may be necessary for the work to substantially conform with the applicable Product Specifications and/or Milestone requirements and issue a revised Completion Notice and thereafter the procedures of this this Section 5 shall apply with such modifications as necessitated by the context, provided, however that should Freeze Tag issue a second Defect Notice for the same Milestone, the parties shall consult and cooperate with each other to determine how to proceed, including considering reasonable modifications to the applicable Product Specifications and/or Milestone requirements.

6. COMPENSATION, ROYALTIES AND AUDITS

6.1

As compensation for its performance of co-development and integration services hereunder, Freeze Tag shall pay Gogii in accordance with the payments described in Schedule "B" (weekly payments referenced therein, notwithstanding the Effective Date, shall accrue effective as of the week starting November 3, 2014), unless otherwise modified by an approved change order proposal in accordance with Section 4, above. With the exception of the initial payment payable immediately upon the execution of this Agreement, Gogii shall invoice Freeze Tag on bi-weekly basis and Freeze Tag shall pay such invoice within five (5) days of receipt, in any manner as reasonably determined and requested by Gogii.

6.2

As compensation for the license to the Engine described in Section 3, above, Freeze Tag shall pay Gogii the amounts payable for maintenance and technical support services, pursuant to Sub-section 10.2.

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7. AUTHORIZATIONS

Except with respect to the Engine provided by Gogii, Freeze Tag shall be solely responsible for obtaining and shall obtain any and all consents, permits, licenses, releases, and any other authorizations required in connection with the use, sale of distribution of the Product, including with the use of any copyrighted materials, patents, trade secrets, trade-marks, service marks, trade dress, characters, or any other proprietary materials used as a part of or in connection with the Product.

8. REPRESENTATIONS AND WARRANTIES

8.1	Each party represents and warrants to the other party that:

8.1.1	It is authorized to enter into this Agreement and has the capacity to perform its obligations under this Agreement; and

8.1.2

It is not a party to, subject to or bound by any agreement, contract, license, sub-license or any other commitment of any kind with any third party that would prevent, or that would be breached or violated by, the execution, performance and delivery of this Agreement.

8.2

Freeze Tag represents and warrants to Gogii that the use of the Assets, as provided for in this Agreement, do not infringe the intellectual property or other proprietary rights of any other party (including, without limitation, any privacy, publicity or moral rights).

8.3	Gogii represents and warrants to Freeze Tag that:

8.3.1	Gogii has the right and authority to grant Freeze Tag the license to use the Engine as set out in this Agreement;

8.3.2

The use of the Engine, as provided for in this Agreement, does not infringe the intellectual property or other proprietary rights of any other party (including, without limitation, any privacy, publicity or moral rights); and

8.3.3	The co-development and/or integration of the Product shall be performed using commercially reasonable practices applicable to computer software game development.

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9. WARRANTY ON THE PRODUCT

Gogii warrants that the Product shall be free of material defects and shall operate substantially in accordance with any Product Specifications. In the event of a material defect in the Product that exists due to the negligence of Gogii, Gogii shall, at no expense to Freeze Tag or a consumer end user, make such repairs, corrections, adjustments, replacements, or changes in the Product as may be commercially reasonable in Gogii’s sole discretion under the circumstances. Gogii shall have no obligations under this Section in the event the Product or Engine is misused or damaged as a result of the actions of Freeze Tag or a consumer end user. Except as provided herein, there are no other warranties, express or implied, in respect of any services to be performed by Gogii or in respect of the Software or Product or the Engine.

10. OTHER SERVICES, MAINTENANCE AND TECHNICAL SUPPORT

10.1

At the request of Freeze Tag, Gogii may elect to provide such other services as may be requested by Freeze Tag in connection with the Product, including, the development of modifications and improvements, localization, facilitating delivery of the Product by downloading from the Internet, and facilitating compatibility with new and/or modified operating systems and/or computer hardware. Any and all such other services will be on terms and conditions (including compensation rates) as the parties agree to and Gogii shall be under no obligation to provide any such further services should an agreement not be reached.

10.2

Gogii shall provide Freeze Tag with such maintenance and technical support in relation to the Engine and/or Product, after the Product has reached the Final Milestone as may be commercially reasonable and as requested by Freeze Tag. Freeze Tag hereby agrees that it shall pay for such maintenance and technical support at the then current Gogii rates for such services, provided, however, that Freeze Tag shall pay Gogii a minimum of AMOUNT HERE per month for at least six (6) months after the Product has reached the Final Milestone, irrespective of Freeze Tag’s use or non-use of such services, in consideration for having the right to access such services. Gogii shall invoice Freeze Tag for any such services (including any minimums prescribed) and such invoices shall be payable by Freeze Tag within five (5) days of receipt of such invoice, in any manner as reasonably determined and requested by Gogii.

11. CONFIDENTIAL INFORMATION

11.1

All of the trade secrets and other confidential information of Gogii and Freeze Tag, including without limitation, methods, processes, marketing plans, strategic plans, customer lists, computer software, and financial information shall be maintained in confidence, and neither Gogii nor Freeze Tag shall, during the term of this Agreement or subsequent to the expiry or termination of this Agreement, whether such termination is voluntary or involuntary, divulge to any person or organization, or use in any manner whatsoever, directly or indirectly, for any reason whatsoever, any of the trade secrets or confidential information of the other party without receiving the prior written consent of the other party, except as may be legally required. Gogii and Freeze Tag shall take such actions as may be reasonably necessary to ensure that their employees and agents are bound by the provisions of this Section, which actions shall, as may be reasonably requested by either party, include the execution of written agreements with the employees and agents of the other party.

11.2

For the avoidance of doubt, the provisions of this Section shall not apply to information received by a party from the other party when that information: (a) was rightfully possessed by such party before it was received from the other party; (b) is independently developed by such party without reference to the other party’s information or data; (c) is subsequently furnished to such party by a third party not under any obligation of confidentiality with respect to such information or data, and without restrictions on use or disclosure; or (d) is or becomes public or available to the general public otherwise than through any act or default of such party.

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12. INDEMNIFICATION

Each party (the “Indemnifying Party”) and its successors and assigns shall indemnify, defend, and hold harmless the other party (the “Indemnified Party”) and its successors and assigns from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, that the Indemnified Party may incur or suffer, which arise, result from or relate to any claims asserted against the Indemnified Party relating to the Indemnifying Party’s breach of any of its representations or warranties specified in this Agreement, or the Indemnifying Party’s failure to perform any of its obligations pursuant to the provisions of this Agreement.

13. TERM AND TERMINATION

13.1

This Agreement shall continue indefinitely unless it is terminated in accordance with the provisions of this Agreement. All amounts accrued and owing to Gogii by Freeze Tag up until the time of such termination shall become immediately payable upon such termination and all rights granted by either party to the other party shall also immediately terminate, including any and all license rights that Freeze Tag may have to the Engine.

13.2	Gogii and Freeze Tag may terminate this Agreement upon mutual consent, on such terms and conditions as they may agree to.

13.3	Gogii or Freeze Tag, as applicable, may immediately terminate this Agreement upon the occurrence of any of the following:

13.3.1	By either party after providing at least sixty (60) days prior written notice of termination to the other party.

13.3.2

By either party in the event of the other party’s failure to substantially perform any of its obligations under this Agreement after the expiration of thirty (30) days from receipt of a written notice from the other party communicating such failure, and such failure to perform is not cured within such thirty (30) day period.

13.3.3

By either party in the event the other party shall initiate or have initiated against it, voluntarily or involuntarily, any act, process or proceeding under the provisions of any bankruptcy law, or under any other insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors, which act, process, or proceeding is not dismissed within sixty (60) days after it has been initiated.

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14. GENERAL PROVISIONS

14.1

Nature of Relationship - The provisions of this Agreement shall not in any respect whatsoever be deemed to create a partnership, joint venture, or other business combination between Gogii and Freeze Tag. Gogii and Freeze Tag shall conspicuously identify themselves to all persons and organizations as independent contractors and shall not represent or imply to any other person or organization that this Agreement authorizes either Gogii or Freeze Tag to act as an agent for or on behalf of the other party, other than as provided for in this Agreement. Neither Gogii nor Freeze Tag shall be obligated by any agreement, representation or warranty made by the other, nor shall Gogii or Freeze Tag be obligated for damages to any person or organization for personal injuries or property damage directly or indirectly arising out of the conduct of the other party’s business or caused by the other party’s negligence, willful act, or failure to act. As independent contractors, Gogii and Freeze Tag shall be separately responsible for the payment of their income or other taxes. In addition, Gogii and Freeze Tag shall be separately responsible (if and where legally required) for carrying workers’ compensation insurance on themselves and their employees and agents.

14.2

Further Assurances - Each party shall, from time to time, during or after the term of this Agreement, promptly execute and deliver all further documents without any further compensation, and take all further action necessary or appropriate to give effect to the provisions and intent of this Agreement.

14.3

Force Majeure - Neither Gogii nor Freeze Tag shall be in breach of this Agreement in the event they are unable to perform their obligations under this Agreement as a result of natural disaster, war, emergency conditions, labor strife, the substantial inoperability of the Internet, the inability to obtain supplies, or other reasons or conditions beyond their reasonable control; provided, however, if such reasons or conditions remain in effect for a period of more than ninety (90) days, either Gogii or Freeze Tag may terminate this Agreement without further liability to the other party.

14.4

Remedies - Injunctive or other equitable relief shall be a remedy available to either party in the event of a breach of any provision of this Agreement by the other party, but such remedy shall not be the exclusive remedy available to the parties.

14.5

Notices - Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered or sent by certified mail, express courier, e-mail or facsimile to the other party at its address set forth in this Agreement, or at such other address or addresses as the parties shall designate in writing by personal delivery, certified mail, express courier, e-mail or facsimile.

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Gogii’s e-mail:	EMAIL HERE
Gogii’s Facsimile:	[insert]

Freeze Tag’s e-mail:	EMAIL HERE
Freeze Tag’s Facsimile:	714-210-3851

14.6

Survival - The provisions of this Agreement which, by their terms, require performance after the termination of this Agreement, or have application to events that may occur after the termination of this Agreement, shall survive the termination of this Agreement.

14.7

Assignment and Delegation - Neither party shall, without the prior written consent of the other party, which consent shall not be unreasonably withheld, assign their rights or delegate their duties under this Agreement; provided, however, after providing the other party with at least thirty (30) days prior written notice, either party may assign its rights and delegate its duties under this Agreement to a person or organization that has directly or indirectly acquired all or substantially all of the business of such party, whether by means of an asset sale, stock sale, merger, reorganization, consolidation, or otherwise.

14.8	Successors in Interest - The provisions of this Agreement shall be binding upon and enure to the benefit of the parties and their permitted successors and assigns.

14.9

Waiver - The waiver of any provision or the breach of any provision of this Agreement shall not be effective unless made in writing. Any waiver by either party of any provision or the breach of any provision of this Agreement shall not operate as or be construed to be a continuing waiver of the provision or the breach of the provision.

14.10

Situs and Jurisdiction - This Agreement shall be governed by the laws of the Province of New Brunswick and the federal laws of Canada applicable therein. Each party irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of New Brunswick (Canada).

14.11	Severability - In the event any portion of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

14.12

Entire Agreement - This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, there being no terms, conditions, warranties, or representations other than those contained in this Agreement, and no amendments shall be valid unless made in writing and signed by the parties to this Agreement.

14.13

Form and Counterparts - This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed in any number of counterparts, each of which when executed and delivered (including by facsimile copy or by scanned copy attached to an email) is an original, but all of which when taken together constitute a single instrument.

[the rest of this page has been left intentionally blank–signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Gogii Games Corp.

Per:
George Donovan, Director

Freeze Tag, Inc.

Per:
Craig Holland, CEO

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Schedule "A"

Product and Specifications

The Products to be co-developed and/or integrated using the Engine are as follows:

Product	Platforms
Black Forest (working title)	iOS 7.0+
Ipad Only

Specifications:

Developed with Unity 4.5.5

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Scheule B"Schedule "B"

Milestones

Milestone	Definition	Condition of Approval	Date	Payments by Freeze Tag
Signing	The parties execute this Agreement	Execution of Agreement	November 17 2014	PAYMENT TERMS HERE
Asset Delivery	Assets contemplated by Schedule “C” to be delivered by Freeze Tag to Gogii	Assets received in formats and manner acceptable to Gogii, reviewed, and approved for implementation into the Engine.	November 17 2014
Project Setup and Initialization	Gogii baseline Engine prep and customization for new game	Technical outline for game features received and development roadmap approved by both parties; Engine ready for art import.	November 17 2014
First Build	Available map and HO art assets implemented in-game	All art assets provided at the outset are implemented in the Engine to specification	November 28 2014
Second Build, First Playable	Apothecary and Greenhouse systems functional in-game	Functionality of the Apothecary and Greenhouse game features are available in-game and linked to the UI and world map.	December 12, 2014
Third Build	Mini-game logic design and art integration	Minigame features implemented as designed and logic functioning as expected.	December 29 2014
Beta	Functional game ready for playtesting of all features designed for soft-launch.	Freeze Tag confirms functionality with smoke testing. Gogii Games internal testing team signs off on functional build for wide-scale beta testing. Authority on bug waivers resides with Gogii for Beta.	January 12, 2014
GM Submission	Revised game has feedback and changes from Beta implemented and tested.	Gogii Games internal testing team approves game for GM submission for soft-launch, and submits the game to platform for release.	January 23, 2014

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Schedule “C”

The Assets

Freeze Tag shall provide Gogii with the following assets, in a format and manner reasonably acceptable to Gogii, in order to allow Gogii to provide the services contemplated by this Agreement.

Swap-able Art Assets

Hidden Object Scenes

PSD Format - Items as well as background included.

Resolution 1280x800 (Cut at 1024 vertically to fit on one atlas)

Regular Find Items

All items that should appear on the find list need to be surrounded by quotes in the PSD's layer name.

"Brick"

"Lavender"

etc...

Generic Layers

Any layers not containing quotation marks are treated as prop layers and are not interactive.

Multiple Items

Each findable item in the game (whether it's a Regular Find Item or an Ingredient) should have multiple hiding places in an HO. Simply name multiple layers exactly the same, and when the scene is loaded, only one of the layers will appear; the rest will be switched off.

Ingredients

All ingredients must have the suffix of reqN, where 'N' is the ingredient's corresponding building level.

Using the Mayor's Office as an example:

Level 1: Phoenix Feather

Level 2: Lavender

Level 3: Disappearing Ink

etc...

... you should have layers in the psd that look like:

"Phoenix Feather" req1

"Lavender" req2

"Disappearing Ink" req3

etc...

* Since your buildings don't have levels, all visible ingredients that appear on the find list should be marked req1

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Map

2048x2048 One Atlas - Square layout (We did ocean behind ours, really it's up to you. Fill the whole atlas it's more desirable.

Separate layers you want to remove during unlock events.

Characters

Individuals PSDs for the following:

- Quest Bubble Heads (Side)

- Character Map Icons

- Dialogue Poses

User Interface (Gogii to Provide)

Breakdown function of each UI component and include a demo image for each set (Map UI, HO UI, Mini-Game UI)

9 Sliced buttons, holders, boxes for assembly with NGUI (can provide examples if needed)

All currency icons, items, potions.

New Game Elements

Apothecary Artwork / UI

Greenhouse Artwork / UI

Please provide examples of layout as well. Icons for potion ingredients and potions should be included as well, so we can get a good head start on the systems needed.

Mini-Game Artwork

Individual artwork implemented in the mini-games delivered by Freeze Tag

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